Exhibit 99.16(c)

                    MUTUAL OF AMERICA LIFE INSURANCE COMPANY

                                 CODE OF ETHICS

1.    General Principles

Mutual of America Life Insurance Company recognizes its responsibility to be familiar with and to ensure its compliance with the provisions of the Investment Company Act of 1940 (the 1940 Act) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as well as the provisions of the Investment Advisers Act of 1940 (the Advisers Act) applicable to Mutual of America as an investment adviser for certain of its defined benefit plan clients. These provisions require that Mutual of America's officers and directors should at all times act with fidelity to the interests of clients, including investment company clients for which Mutual of America serves as principal underwriter and defined benefit plan advisory clients, and in conformity with just and equitable principles.

Certain fundamental principles govern the personal investment activities of Mutual of America's personnel, namely: (1) the duty at all times to place the interests of clients first; (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) that investment company personnel and advisory personnel should not take inappropriate advantage of their positions.

This Code of Ethics establishes rules of conduct that govern personal investment activities of Mutual of America's officers, directors and employees and gives effect to the prohibitions on fraudulent and manipulative practices set forth in Rule 17j-1 under the 1940 Act. The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield access persons from liability for personal trading or other conduct that violates a fiduciary duty owed to an investment company client.

2.    Definitions

(a) Access person--(i) any director or officer of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by an investment company client, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to an investment company client regarding the purchase or sale of securities, and (ii) any director or officer of the Underwriter, or of an affiliate of the Underwriter, who recommends or implements for defined benefit plan clients the plans' allocations to investment company client funds, which shall include officers in the Client Services Department of Mutual of America Capital Management Corporation.


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(b)   Beneficial ownership--shall have the meaning provided in Section 16 of the
      Securities Exchange Act of 1934 and shall include ownership by immediate family members who reside in the same household, such as a spouse and dependent children.

(c)   Equivalent   security--a   security  that  has  a   substantial   economic
      relationship to another security, including with respect to an equity security any convertible security, option or warrant relating to that security, and with respect to a fixed income security any security having the same issuer, maturity, coupon and rating.

(d)   Investment   company  client--a  company  registered  as  such  under  the
      Investment Company Act of 1940 and for which the Underwriter is the principal underwriter.

(e)   Underwriter--Mutual of America Life Insurance Company.

3.    Restriction on Personal Investing Activities

(a) Black-out period--same-day. No access person shall engage directly or indirectly in any securities activities in anticipation of an investment company client's transaction. Accordingly, no access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on any day during which an investment company client has a pending "buy" or "sell" order in the same or an equivalent security or the investment company client's investment adviser is actively considering recommending the security to the investment company for purchase or sale.

      (i) The prohibition shall continue until the investment adviser decides not to recommend the purchase or sale to the investment company client, or, if an order is pending, until the order is executed or withdrawn.

      (ii)  A transaction  inadvertently effected in violation of this paragraph
            (a) will not be considered a violation of this Code if the transaction was pre-cleared pursuant to Section 5 and the access person did not have prior knowledge of trading by an investment company client in the same or an equivalent security.

(b)   Any profits realized in violation of paragraph (a) shall be disgorged.

4.    Purchases and Sales Not Subject to Personal Investing Restrictions

An access person shall not be prohibited under Section 3 of this Code from making the following purchases and sales of securities:

(a) purchases or sales effected in any account over which an access person has no direct or indirect influence or control, which shall include any account of the access person that is managed on a discretionary basis by a person other than the access person and with respect to which the access person does not in fact influence or control transactions;

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(b)   purchases  or sales of  securities  which are not eligible for purchase or sale by any investment company client;

(c) purchases or sales of securities which are direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements) and shares of registered open-end investment companies (mutual funds);

(d) purchases or sales of securities that are non-volitional on the part of the access person;

(e) purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(f) purchases or sales in index options effected on a broad-based index if the access person has no prior knowledge of activity in such index by an investment company client; and

(g)   purchases which are part of an automatic dividend reinvestment plan.

5.    Pre-Clearance of Securities Transactions

(a) Access persons must preclear their personal securities transactions, other than purchases or sales identified in Section 4 of this Code, by obtaining prior written clearance from the President of the Underwriter or his designee, or the Compliance Officer when the President is seeking approval.

(b) If any transaction is not effected on a timely basis (within 48 hours) after written preclearance is granted, a request for preclearance must be resubmitted by the access person. A copy of each preclearance shall be provided promptly to the Underwriter's compliance officer.

6.    Other Restricted Activities

(a) Gifts. No access person shall accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Underwriter. Generally, access persons are limited to receipt in any year of gifts of not more than $100 in value, an occasional dinner or occasional receipt of theatre or sporting event tickets.

(b) Service as a director. No access person shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the President of the Underwriter or his designee, or the Compliance Officer when the President is seeking approval.

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7.    Reporting

(a) Initial and annual holdings reports. Each access person shall disclose all securities in which the access person has direct or indirect beneficial ownership, except securities described under Section 4(a) and 4(c) of this Code, within 10 days of becoming an access person and within 30 days of the end of each calendar year. Each holdings report shall state the title, number of shares and principal amount of the security involved, the name of any broker, dealer or bank with whom an account is maintained and shall reflect the date submitted.

(b) Quarterly transaction reports. Each access person shall report to the Underwriter every transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales of securities listed in Section 4(a) and (c) of this Code, whether or not a transaction covered by this Code takes place. A quarterly report is due within 10 days after the end of each calendar quarter, and each report must indicate the date it is submitted by the access person.

      (i) Each quarterly report shall state the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; the name of the broker, dealer or bank with or through whom the transaction was effected; and the name of the broker, dealer or bank with whom any account has been established and the date thereof.

      (ii) A quarterly report also may contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the access person making the report has any direct or indirect beneficial ownership in the security(ies) reported.

(c) Brokerage statements. All access persons, other than independent directors, shall direct their brokers to supply to the Underwriter's compliance officer, on a timely basis, duplicate copies of confirmations of all personal security transactions and copies of periodic statements for all accounts.

(d)   Duplicate  reporting--exceptions for quarterly reporting.  Notwithstanding
      (b) above, an access person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Underwriter with respect to the access person for the period covered when all of the information required under (b) above is contained in the broker trade confirmations or account statements.

8.    Review of Reports

Reports required to be made pursuant to Section 7 of this Code shall be provided to the Underwriter's compliance officer. The reports shall be reviewed by the compliance officer or such other person as the President of the Underwriter designates.

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9.    Certificate of Compliance

Each access person must certify within 30 days of each year end that he or she has:

(a)   read the Code and understood it;

(b)   complied with the Code's requirements during the past year; and

(c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

10.   Administration

(a) Upon discovering a violation of this Code, the Underwriter may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits to the Underwriter, investment company client or charity, a letter of censure, or suspension or termination of the violator's employment or position with the Underwriter.

(b) At least annually, the Underwriter will furnish a written report to the Board of Directors of each investment company client:

      (i) certifying that procedures reasonably necessary to prevent access persons from violating this Code have been adopted; and

      (ii) describing any issues that have arisen under this Code or procedures since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.



11/21/02

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            Summary of Code of Ethics Requirements for Access Persons
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 Black-out period--same day as investment company client's trade
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 Pre-clearance required for of all transactions except those inss.4
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 Gifts restricted to de minimis amount
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 Service as director on public co.--pre-clearance req'd
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 Initial and annual holdings reports required
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 Quarterly transaction reports--every quarter, for transactions in all securities other than those listed in Section 4(a) or 4(c)
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 Instruction required to broker-dealers to deliver confirms and account statements to Underwriter's compliance officer
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 Annual statement required that have read & complied w/ Code
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